Exhibit 99.1

FOR IMMEDIATE RELEASE

Shareholders of Service1st Bank of Nevada Vote in Favor of Acquisition by
Western Liberty Bancorp

Agreement Reached to Eliminate Western Liberty Bancorp Warrants

Las Vegas, Nevada, September 23, 2010 — Western Liberty Bancorp (OTC BB: WLBC) (“WLBC” or the “Company”) today announced that on September 22, 2010, Service1st Bank of Nevada (“Service1st”) shareholders voted to approve the acquisition of Service1st by WLBC.

Additionally, WLBC has reached a definitive agreement with the holders of a majority of its outstanding warrants to purchase common stock to eliminate the warrants.  As a result of the new agreement, warrant holders will instead have an existing share of the Company’s Common Stock for every 32 warrants, and will receive a consent fee of $0.06 in cash for each warrant (or $1.92 for every 32 warrants). Fractional shares of Common Stock will not be issued.

Michael Frankel, Chairman-designate of WLBC, commented “We are very excited that Service1st has voted to approve our transaction and look forward to partnering with Service1st’s management team to drive value creation for our shareholders. Additionally, we believe the warrant restructuring is a significant step in simplifying the Company’s capital structure, facilitating the expected closing of Western Liberty’s acquisition of Service1st, as well as any future capital raising. Pending regulatory approval for WLBC’s acquisition of Service1st, the acquisition is expected to close in October.”

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements inherently involve risks and uncertainties that are detailed in the Company’s prospectus and other filings with the Securities and Exchange Commission and, therefore, actual results could differ materially from those projected in the forward-looking statements. Forward looking statements include statements regarding the consummation of the acquisition of Service1st Bank, Western Liberty’s plans for the bank post-closing and the effect of the acquisition on Service1st and the Nevada banking system as a whole. The Company assumes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Western Liberty Bancorp
Western Liberty Bancorp intends to operate as a “new” Nevada financial institution bank holding company upon receiving regulatory approvals and consummating an acquisition in the banking sector. The company currently has an agreement to purchase Service1st Bank of Nevada. The consummation of the acquisition is subject to such conditions as are customary for an acquisition of its type, including without limitation, obtaining all applicable governmental and other consents and approvals. The company expects to conduct operations through its wholly-owned banking subsidiary post-acquisition. Western Liberty expects to provide a full range of traditional community banking services focusing on core commercial business in the form of commercial real estate lending, small business lending, treasury management services, trade finance, consumer loans and a broad range of commercial and consumer depository products.

Company Contact:

George Rosenbaum
Chief Financial Officer
Western Liberty Bancorp
(702) 540-4424